UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 17, 2016

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 — Results of Operations and Financial Condition
On February 17, 2016, iPass Inc. issued a press release announcing its fourth quarter and fiscal year 2015 financial results. A copy of the press release is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.
The information in this Item 2.02 of this current report and in the accompanying exhibit referenced in this Item 2.02 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 of this current report and in the accompanying exhibit referenced in this Item 2.02 shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by iPass Inc., whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 2.05 — Costs associated with Exit or Disposal Activities
On February 17, 2016, iPass announced a reduction in force that will impact 60 employees and reduce headcount globally by 30% primarily as a cost-cutting measure, which will eliminate positions in engineering and network operations groups, including a significant rightsizing of the India team.
The company expects a charge of approximately $1.0 million to implement this plan in the first quarter of 2016, which it expects will result in an annualized net savings of approximately $4.0 million. These charges are primarily one-time termination benefits and exclude any non-cash adjustments impacting stock based compensation expense that will be calculated based on forfeitures and modifications of equity awards.

Item 9.01 — Financial Statements and Exhibits

Exhibit No.	Description

99.1	Press Release dated February 17, 2016, announcing iPass Inc.’s Fourth Quarter and Fiscal Year 2015 Financial Results.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ Darin Vickery
	Name:	Darin Vickery
	Title:	Chief Financial Officer

Dated: February 17, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated February 17, 2016, announcing iPass Inc.’s Fourth Quarter and Fiscal Year 2015 Financial Results.

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